As filed with the Securities and Exchange Commission on February 12, 2018
Registration No. 333-163893

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________
Kraton Corporation
(Exact name of registrant as specified in its charter)
__________________________

Delaware	15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 (281) 504-4700	20-0411521
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________________	(I.R.S. Employer Identification No.)
Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan Kraton Corporation 2016 Equity and Cash Incentive Plan
(Full title of the plan) __________________________
James L. Simmons General Counsel Kraton Corporation 15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 Telephone: (281) 504-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service) __________________________

_________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐
Non-accelerated filer:	☐	Smaller reporting company:	☐
		Emerging growth company:	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	3,191,943	N/A	N/A	N/A
_________________

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers the number of shares of Kraton Corporation, a Delaware corporation (the “Company” or “Registrant”), common stock, $0.01 par value per share (“Common Stock”), stated above and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of securities that may be offered or issued pursuant to the Company’s 2009 Equity Incentive Plan (the “2009 Plan”) and the Company’s 2016 Equity and Cash Incentive Plan (the “2016 Plan”), as a result of one or more adjustments under the 2009 Plan and the 2016 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
The filing fee for the registration of the offer of shares under the 2009 Plan was paid in full upon the filing of the Form S-8 Registration Statement on December 21, 2009 (the “2009 Form S-8”). The 2009 Form S-8 originally registered 4,350,000 shares of Common Stock under the 2009 Plan, however it was subsequently amended to deregister 1,158,057 shares of Common Stock under the 2009 Plan upon the filing of Post-Effective Amendments to Form S-8, most recently Post-Effective Amendment No. 2 to Form S-8 on February 24, 2017. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2016 Plan on the 2009 Form S-8 pursuant to this Post-Effective Amendment No. 3 to Form S-8.

(3)
As described in the “Explanatory Note” below, this Post-Effective Amendment No. 3 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2009 Form S-8 for issuance under the 2009 Plan may be issued under the 2016 Plan now that or once they are no longer issuable pursuant to the 2009 Plan.

EXPLANATORY NOTE

The 2009 Form S-8 previously registered 4,350,000 shares of Common Stock issuable pursuant to the 2009 Plan. The 2009 Form S-8 was subsequently amended to deregister a total of 1,158,057 shares of Common Stock under the 2009 Plan, as further explained in Post-Effective Amendment No. 2 to Form S-8 filed on February 24, 2017.

On April 4, 2016, the Company’s Board of Directors adopted the 2016 Plan. The Company’s stockholders approved the 2016 Plan at the Company’s annual general meeting of stockholders held on May 18, 2016. Upon stockholder approval of the 2016 Plan, the Company’s authority to grant new awards under the 2009 Plan terminated. The shares of Common Stock remaining for issuance of awards under the 2009 Plan became issuable under the 2016 Plan since they remained unissued under the 2009 Plan at the time of adoption of the 2016 Plan by the Company’s shareholders. The 2016 Plan also provides that the number of shares of Common Stock that are the subject of awards under the 2009 Plan that are canceled, terminated, forfeited or expire unexercised following adoption of the 2016 Plan shall again immediately become available for awards under the 2016 Plan as if such shares had never been the subject of an award under the 2009 Plan, and the maximum number of shares available for awards under the 2016 Plan shall be increased by the same amount as such number of shares were counted against the maximum number of shares available for awards under the 2009 Plan (one share of Common Stock per share of Common Stock subject to the prior 2009 Plan award).

As of the date of filing of this Post-Effective Amendment No. 3 to Form S-8, since the date of the Post-Effective Amendment No. 2 to the 2009 Form S-8, an additional 63,299 shares of Common Stock have become available under the terms of the 2016 Plan, and an additional 893,453 shares of Common Stock are subject to awards that remain outstanding under the 2009 Plan but may become available under the terms of the 2016 Plan in the future (collectively, the “Rollover Shares”).

The Company is filing this Post-Effective Amendment No. 3 to the 2009 Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2009 Form S-8 to register the offer of the Rollover Shares under the 2016 Plan (to the extent and at the time such shares would no longer be issuable under the 2009 Plan).

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K (File No. 001-34581) for the fiscal year ended December 31, 2016, as filed by the Company with the Commission on February 28, 2017.

(b)
The Company’s Quarterly Reports on Form 10-Q (File No. 001-34581) for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as filed by the Company with the Commission on April 27, 2017, July 27, 2017 and October 25, 2017, respectively.

(c)
The Company’s Current Reports on Form 8-K or Form 8-K/A (other than any portion thereof furnished or deemed furnished and not filed shall not be deemed to be incorporated), as filed by the Company with the Commission on January 10, 2017, January 12, 2017, February 21, 2017, February 24, 2017, February 28, 2017, March 15, 2017, March 20, 2017, March 27, 2017, May 26, 2017, August 15, 2017, August 17, 2017, September 18, 2017, February 2, 2018 and February 9, 2018.

(d)
The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A (File No. 001-34581), as filed by the Company with the Commission under Section 12(b) of the Exchange Act on December 14, 2009, including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated), prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Delaware Corporations. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to us. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registrant has entered into indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Registrant or on its behalf.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form S-3 filed with the Commission on August 25, 2015).
3.2
Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 14, 2016).

3.3	First Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on September 14, 2016).
4.1
Specimen Stock Certificate of the Company’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 14, 2016).

4.2
Kraton Performance Polymers Inc. 2009 Equity Incentive Plan (as amended and restated February 16, 2012) (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed with the Commission on February 29, 2012).

4.3	Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on April 27, 2017).
4.4
Form of the Kraton Corporation Restricted Stock Award Agreement under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed with the Commission on February filed with the Commission on February 24, 2016).

4.5
Form of the Kraton Corporation Restricted Stock Unit Award Agreement under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed with the Commission on February filed with the Commission on February 24, 2016).

4.6
Form of the Kraton Corporation Restricted Stock Performance Unit Award Agreement under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the Commission on February filed with the Commission on February 24, 2016).

4.7
Form of the Kraton Corporation Nonqualified Stock Option Award Agreement under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K filed with the Commission on February filed with the Commission on February 24, 2016).

4.8
Form of the Kraton Corporation Restricted Stock Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 24, 2017).

4.9
Form of the Kraton Corporation Restricted Stock Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 24, 2017).

4.10
Form of the Kraton Corporation Restricted Stock Performance Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 24, 2017).

4.11
Form of the Kraton Corporation Nonqualified Stock Option Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 24, 2017).

4.12
Form of the Kraton Corporation Cash Settled Restricted Stock Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 24, 2017).

4.13*	Form of the Kraton Corporation Restricted Stock Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan.
4.14*	Form of the Kraton Corporation Restricted Stock Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan.
4.15*	Form of the Kraton Corporation Restricted Stock Performance Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan.
4.16*	Form of the Kraton Corporation Nonqualified Stock Option Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan.
4.17*	Form of the Kraton Corporation Cash Settled Restricted Stock Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan.
5.1
Opinion of Stephen W. Duffy as to the legality of the securities being registered with respect to the 2009 Plan (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on December 21, 2009).

5.2*	Opinion of Jennie Howard as to the legality of the securities.
15.1*	Awareness Letter of KPMG LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Jennie Howard (included in Exhibit 5.2).
24.1*	Power of Attorney of certain officers and directors of Kraton Corporation (included on signature pages).
* Filed herewith.

Item 9.     Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(ii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 8, 2018.

Kraton Corporation

By:	/s/ Kevin M. Fogarty
Name: Kevin M. Fogarty Title: President and Chief Executive Officer

Each person whose signature appears below appoints Kevin M. Fogarty, Stephen E. Tremblay and James L. Simmons, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Kraton Corporation, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement, and all documents or instruments necessary or appropriate to enable Kraton Corporation to comply with the Securities Act of 1933 and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of February 2018.

Signature	Title

/s/ Kevin M. Fogarty	Chief Executive Officer, President and Director
Kevin M. Fogarty	(Principal Executive Officer)

/s/ Stephen E. Tremblay	Executive Vice President and Chief Financial Officer
Stephen E. Tremblay	(Principal Financial Officer)

/s/ Chris H. Russell	Chief Accounting Officer
Chris H. Russell	(Principal Accounting Officer)

/s/ Dan F. Smith	Chairman and Director
Dan F. Smith

/s/ Shelley J. Bausch	Director
Shelley J. Bausch

/s/ Mark A. Blinn	Director
Mark A. Blinn

/s/ Anna C. Catalano	Director
Anna C. Catalano

/s/ Dominique Fournier	Director
Dominique Fournier

/s/ John J. Gallagher, III	Director
John J. Gallagher, III

/s/ Barry J. Goldstein	Director
Barry J. Goldstein

/s/ Francis S. Kalman	Director
Francis S. Kalman

/s/ Karen A. Twitchell	Director
Karen A. Twitchell